Exhibit 99.1

Contact: Sandy Rowland
203.328.3500
sandy.rowland@harman.com

HARMAN Reports Third Quarter Fiscal Year 2013 Results

•	Third quarter net sales of $1.062 billion; operating income of $38 million

•	Company raises fiscal 2013 EPS guidance to $3.00 from previous guidance of $2.70 - $2.90

•	Restructuring program on track to deliver $30-35 million in annualized savings starting in fiscal 2014

•	Martin acquisition expands Professional Division portfolio

•	iOnRoad acquisition accelerates the roll-out of advanced safety infotainment solutions

STAMFORD, CT, May 2, 2013 – Harman International Industries, Incorporated, the leading global infotainment, audio and lighting group (NYSE: HAR), today announced results for the third quarter ended March 31, 2013.

Net sales for the third quarter were $1.062 billion, a decrease of three percent compared to the same period last year. Net sales decreased due to the lower automotive production in Western Europe as a result of the economic slowdown partially offset by sales growth in home and multimedia products in the Lifestyle Division and in the Professional Division.

Third quarter operating income was $38 million, compared to $60 million in the same period last year. Excluding restructuring and non-recurring charges, operating profit in the third quarter was $66 million, compared to $67 million in the same period last year. On the same non-GAAP basis, earnings per diluted share were $0.79 for the quarter compared to $0.74 in the same period last year. On a GAAP basis, earnings per diluted share were $0.50 for the quarter compared to $2.38 in the same period last year. In the third quarter last year, the Company released a deferred tax asset valuation allowance, which increased EPS by $1.71.

The Company today also announced it has raised its fiscal 2013 operational earnings per share guidance to $3.00 from its previous range of $2.70 – $2.90. HARMAN now expects revenue to be at the mid- to high-end of its previously announced range of $4.175 – $4.250 billion. The Company also expects operating profit and EBITDA to meet the high end of its previously announced range of $265 – $280 million and $385 – $400 million, respectively.

Dinesh C. Paliwal, the Company’s Chairman, President and CEO, said, “I am pleased with the double digit growth in our Lifestyle Division’s home and multimedia product lines and the expansion of our Professional business with the acquisition of Martin. Despite the prolonged economic slow-down in Europe, we are successfully executing our operational and cost management programs and delivered improved earnings per share. As a result, we have raised our earnings per share guidance for fiscal 2013.”

Mr. Paliwal continued, “We are on track to complete the restructuring program that we announced last quarter and these actions will further improve the Company’s competitiveness over the long-term. We continue to pursue accretive, bolt-on acquisitions that expand our market opportunities and expedite our top-line growth. With our powerful portfolio of brands and technologies, along with our higher margin order backlog, we are confident that fiscal 2014 and 2015 will be stronger years for HARMAN.”

FY 2013 Key Figures – Total Company	Three Months Ended March 31				Nine Months Ended March 31
			Increase (Decrease)				Increase (Decrease)
$ millions (except per share data)	3M FY13	3M FY12	Including Currency Changes	Excluding Currency Changes[1]	9M FY13	9M FY12	Including Currency Changes	Excluding Currency Changes[1]
Net sales	1,062	1,096	(3%)	(3%)	3,116	3,273	(5%)	(2%)
Gross profit	269	293	(8%)	(8%)	819	886	(8%)	(5%)
Percent of net sales	25.4%	26.7%			26.3%	27.1%
SG&A & Other	231	233	(1%)	(1%)	634	656	(4%)	(1%)
Operating income	38	60	(36%)	(36%)	186	229	(19%)	(16%)
Percent of net sales	3.6%	5.5%			6.0%	7.0%
Net Income	35	173	(80%)	(80%)	137	280	(51%)	(50%)
Diluted earnings per share	0.50	2.38	(79%)	(79%)	1.97	3.88	(49%)	(48%)
Restructuring-related costs and other non- GAAP items	28	8			17	10
Non-GAAP
Gross profit(1)	273	293	(7%)	(7%)	824	888	(7%)	(4%)
Percent of net sales(1)	25.7%	26.8%			26.4%	27.1%
SG&A & Other(1)	207	226	(9%)	(9%)	622	649	(4%)	(1%)
Operating income(1)	66	67	(2%)	(1%)	202	240	(16%)	(13%)
Percent of net sales(1)	6.2%	6.1%			6.5%	7.3%
Net Income(1)	55	53			151	163	(7%)	(3%)
Diluted earnings per share(1)	0.79	0.74	7%	8%	2.17	2.26	(4%)	0%
Shares outstanding – diluted (in millions)	70	73			70	72

1	A non-GAAP measure, see reconciliations of non-GAAP measures later in this release.

Summary of Operations – Gross Margin and SG&A

Non-GAAP gross margin for the third quarter of fiscal 2013 decreased 110 basis points to 25.7 percent. The decline was primarily due to the impact of lower sales volume on fixed production costs.

SG&A and Other expense as a percentage of net sales on a non-GAAP basis in the third quarter of fiscal 2013 decreased 110 basis points to 19.5 percent. This change was primarily related to higher recovery of customer project engineering costs.

Investor Call Today, May 2, 2013

Today, May 2, 2013 at 11:00 a.m. EDT, HARMAN’s management will host an analyst and investor conference call to discuss the fiscal third quarter results. Those who wish to participate via audio in the earnings conference call should dial 1 (800) 918 9476 (U.S.) or +1 (212) 231 2902 (International) ten minutes before the call and reference HARMAN, Access Code: 21654797.

In addition, HARMAN invites you to visit the Investors section of its website at: www.harman.com where visitors can sign-up for email alerts and conveniently download copies of historical earnings releases and supporting slide presentations, among other documents. The fiscal third quarter earnings release and supporting materials will be posted on the site at approximately 8:00 a.m. EDT, Thursday, May 2, 2013.

A replay of the call will also be available following its completion at approximately 1:00 p.m. EDT. The replay will be available through August 2, 2013 at 1:00 p.m. EDT. To listen to the replay, dial:

•	1 (800) 633 8284 (U.S.) or

•	+1 (402) 977 9140 (International), Access Code: 21654797.

If you need technical assistance, call the toll-free Global Crossing Customer Care Line at:

•	1 (800) 473 0602 (U.S.) or

•	+1 (303) 446 4604 (International).

General Information

Harman designs, manufactures, and markets a wide range of audio, lighting and infotainment solutions for the automotive, consumer, and professional markets. It is a recognized world leader across its customer segments with premium brands including AKG®, Harman Kardon®, Infinity®, JBL®, Lexicon®, and Mark Levinson® and leading-edge connectivity, safety and audio technologies. The company is admired by audiophiles across multiple generations and supports leading professional entertainers and the venues where they perform. More than 25 million automobiles on the road today are equipped with Harman audio and infotainment systems. Harman has a workforce of about 14,300 people across the Americas, Europe, and Asia and reported sales of $4.4 billion for the fiscal year ended June 30, 2012. The company’s shares are traded on the New York Stock Exchange under the symbol NYSE:HAR. Please visit www.harman.com for more information.

A reconciliation of the non-GAAP measures included in this press release to the most comparable GAAP measures is provided in the tables contained at the end of this press release. HARMAN does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.

Forward-Looking Information

Except for historical information contained herein, the matters discussed in this earnings release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act. One should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements, including but not limited to: (1) our ability to maintain profitability in our infotainment division if there are delays in our product launches which may give rise to significant penalties and increased engineering expense; (2) the loss of one or more significant customers, or the loss of a significant platform with an automotive customer; (3) fluctuations in currency exchange rates, particularly with respect to the value of the U.S. Dollar and the Euro; (4) our ability to successfully implement our global footprint initiative, including achieving cost reductions and other benefits in connection with the restructuring of our manufacturing, engineering, procurement and administrative organizations; (5) fluctuations in the price and supply of raw materials including, without limitation, petroleum, copper, steel, aluminum, synthetic resins, rare metals and rare-earth minerals, or shortages of materials, parts and components; (6) the inability of our suppliers to deliver products at the scheduled rate and disruptions arising in connection therewith; (7) our ability to attract and retain qualified senior management and to prepare and implement an appropriate succession plan for our critical organizational positions; (8) our failure to implement and maintain a comprehensive disaster recovery program; (9) our failure to comply with governmental rules and regulations, including the Foreign Corrupt Practices Act and U.S. export control laws, and the cost of complying with such laws; (10) our ability to maintain a competitive technological advantage through innovation and leading product designs; (11) our failure to maintain the value of our brands and implementing a sufficient brand protection program; and (12) other risks detailed in Harman International Industries, Incorporated Annual Report on Form 10-K for the fiscal year ended June 30, 2012 and other filings made by the Company with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement except as required by law.

This earnings release also makes reference to the Company’s awarded business, which represents the estimated future lifetime net sales for all customers. The Company’s future awarded business does not represent firm customer orders. The Company calculates its awarded business using various assumptions including global vehicle production forecasts, customer take rates for the Company’s products, revisions to product life cycle estimates and the impact of annual price reductions, among other factors. These assumptions are updated on an annual basis. The Company updates the estimates quarterly by adding the value of new awards received and subtracting sales recorded during the quarter.

HAR-E

APPENDIX

Infotainment Division

FY 2013 Key Figures – Infotainment	Three Months Ended March 31				Nine Months Ended March 31
			Increase (Decrease)				Increase (Decrease)
$ millions	3M FY13	3M FY12	Including Currency Changes	Excluding Currency Changes[1]	9M FY13	9M FY12	Including Currency Changes	Excluding Currency Changes[1]
Net sales	569	610	(7%)	(7%)	1,669	1,813	(8%)	(4%)
Gross profit	110	139	(21%)	(21%)	351	422	(17%)	(13%)
Percent of net sales	19.3%	22.7%			21.0%	23.2%
SG&A & Other	88	95	(7%)	(8%)	255	281	(9%)	(5%)
Operating income	21	44	(52%)	(51%)	96	141	(32%)	(29%)
Percent of net sales	3.7%	7.2%			5.8%	7.8%
Restructuring-related costs and other non- GAAP items	11	1			11	2
Non-GAAP
Gross profit(1)	110	140	(22%)	(22%)	351	425	(17%)	(14%)
Percent of net sales(1)	19.3%	23.0%			21.0%	23.4%
SG&A & Other(1)	77	95	(19%)	(20%)	244	282	(13%)	(10%)
Operating income(1)	32	45	(28%)	(27%)	107	143	(25%)	(22%)
Percent of net sales(1)	5.7%	7.3%			6.4%	7.9%

1	A non-GAAP measure, see reconciliations of non-GAAP measures later in this release.

Net sales in the third quarter of fiscal 2013 were $569 million, a decrease of seven percent compared to the prior year, reflecting lower European automotive production volumes due to lower demand in Western Europe.

Gross margin on a non-GAAP basis in the third quarter of fiscal 2013 decreased 370 basis points to 19.3 percent primarily due to reduced leverage of fixed costs and higher warranty costs. SG&A and Other spending decreased 210 basis points to 13.5 percent of net sales due to higher recovery of customer project engineering costs.

Infotainment Division Highlights

HARMAN continues to deliver world-leading automotive infotainment solutions. In April, the Company started production on the leading-edge next generation infotainment system for Mercedes’ flagship S-Class vehicles, which includes HARMAN navigation. This premium system combines wireless connectivity with enhanced navigation. It also includes the new multi-seat entertainment concept, which enables every passenger to enjoy personalized entertainment while sharing content within the car. It provides all seats with access to automotive grade apps through a safe and intuitive applications portal. Additionally, production for the higher volume C-Class vehicles, which will include HARMAN navigation, is expected to begin early in calendar year 2014.

During the third quarter of fiscal 2013, the Company also expanded production of the recently launched scalable Chrysler UConnect and BMW NBT systems. Following successful rollouts on the Dodge Ram and the SRT Viper, the UConnect system powered by HARMAN premiered in Jeep vehicles in the United States and Europe. The new NBT BMW system debuted in Europe onboard additional Series 1, 3, and 6 models.

At the Geneva Auto Show in March, HARMAN and Ferrari showcased the integration of Apple’s Siri intelligent voice concierge in the latest Ferrari FF model. In addition, the Company’s infotainment system was embedded into the limited edition LaFerrari, Ferrari’s first hybrid sports car.

In April, the Company acquired iOnRoad Technologies, Ltd., a recognized leader in the development of vehicle safety systems also known as Advanced Driver Assistance Systems (ADAS), including the iOnRoad augmented reality driving application. HARMAN successfully demonstrated the integration of iOnRoad into its infotainment platforms at CES 2013 and will embed these technologies in the heads-up display on future scalable and custom platforms. The acquisition of iOnRoad will strengthen HARMAN’s leadership in global infotainment systems and services and accelerate the rollout of new advanced safety functionalities.

Lifestyle Division

FY 2013 Key Figures – Lifestyle	Three Months Ended March 31				Nine Months Ended March 31
			Increase (Decrease)				Increase (Decrease)
$ millions	3M FY13	3M FY12	Including Currency Changes	Excluding Currency Changes[1]	9M FY13	9M FY12	Including Currency Changes	Excluding Currency Changes[1]
Net sales	327	332	(1%)	(1%)	991	1,001	(1%)	2%
Gross profit	98	93	5%	5%	295	291	1%	4%
Percent of net sales	29.9%	28.2%			29.7%	29.1%
SG&A & Other	75	63	18%	19%	184	182	1%	4%
Operating income	23	30	(23%)	(22%)	111	109	1%	3%
Percent of net sales	7.2%	9.1%			11.2%	10.9%
Restructuring-related costs and other non- GAAP items	15	0			4	1
Non-GAAP
Gross profit(1)	99	93	6%	7%	297	291	2%	5%
Percent of net sales(1)	30.3%	28.2%			30.0%	29.1%
SG&A & Other(1)	61	63	(4%)	(3%)	182	181	1%	3%
Operating income(1)	39	31	26%	26%	115	110	5%	7%
Percent of net sales(1)	11.8%	9.2%			11.6%	11.0%

1	A non-GAAP measure, see reconciliations of non-GAAP measures later in this release.

Net sales in the third quarter of fiscal 2013 were $327 million, a decrease of one percent compared to the prior year. Car audio revenues were negatively impacted by lower automotive production volumes and lower neodymium surcharges recorded as revenue. Robust demand for HARMAN’s portable home and multimedia products partially offset the decline.

Gross margin on a non-GAAP basis in the third quarter of fiscal 2013 increased 210 basis points compared to the prior year to 30.3 percent primarily due to neodymium material cost impacts in the prior year quarter. SG&A and Other expense as a percentage of sales in the third quarter of fiscal 2013 decreased 30 basis points.

Lifestyle Division Highlights

The Lifestyle Division grew its car audio backlog as the Company secured several new awards from existing customers. Long-time customers including Toyota, Kia, Ferrari and Maserati, selected HARMAN’s JBL, Infinity, and JBL Professional audio systems for their vehicles.

During the third quarter of fiscal 2013, the Company launched a number of new systems including a cutting edge Mark Levinson system on the all new Lexus IS, a Harman/Kardon Logic7® system on the all-new Mercedes CLA, and an Infinity premium sound system on the all-new Kia Soul. In addition, the Company launched its first JBL system with Chevrolet, on the Malibu for the China market.

At the Geneva Auto Show, the Company continued its world introduction of QuantumLogic Surround 3D®, a powerful new technology that brings an unmatched three dimensional surround sound experience to in-car audio. Built upon Harman’s patented QuantumLogic Surround® digital signal processing technology, QuantumLogic Surround 3D uses proprietary algorithms to extract audio streams from the music source and sends those audio streams to the appropriate speaker locations to create a phenomenal listening experience while maintaining the integrity of the original recording.

The Company continued to build momentum with its award winning home and multimedia products. For example, in its most recent report, The NPD Group listed the JBL Flip as the top selling wireless portable audio product in the United States in its category. During the past six months, HARMAN shipped over one million portable wireless audio products.

Professional Division

FY 2013 Key Figures – Professional	Three Months Ended March 31				Nine Months Ended March 31
			Increase (Decrease)				Increase (Decrease)
$ millions	3M FY13	3M FY12	Including Currency Changes	Excluding Currency Changes[1]	9M FY13	9M FY12	Including Currency Changes	Excluding Currency Changes[1]
Net sales	165	153	8%	9%	453	459	(1%)	0%
Gross profit	61	59	4%	5%	172	172	0%	2%
Percent of net sales	37.0%	38.5%			38.1%	37.5%
SG&A & Other	40	46	(13%)	(13%)	112	121	(8%)	(6%)
Operating income	21	12	67%	69%	60	51	19%	21%
Percent of net sales	12.6%	8.2%			13.3%	11.0%
Restructuring-related costs and other non- GAAP items	2	7			1	8
Non-GAAP
Gross profit(1)	64	59	8%	9%	175	172	2%	3%
Percent of net sales(1)	38.4%	38.5%			38.6%	37.5%
SG&A & Other(1)	41	40	4%	4%	113	113	0%	1%
Operating income(1)	22	19	17%	18%	62	59	5%	7%
Percent of net sales(1)	13.6%	12.6%			13.6%	12.8%

1	A non-GAAP measure, see reconciliations of non-GAAP measures later in this release.

Net sales in the third quarter of fiscal 2013 were $165 million, an increase of eight percent compared to the prior year due to the acquisition of Martin Professional in February 2013. In local currency, sales increased nine percent compared to the prior year.

Gross margin on a non-GAAP basis in the third quarter of fiscal 2013 decreased 10 basis points. SG&A and Other expense on a non-GAAP basis in the third quarter of fiscal 2013 decreased 130 basis points to 24.8 percent due to productivity improvements.

Professional Division Highlights

The Professional Division maintained its sector leadership and increased its penetration in the touring and installation markets during the quarter in all geographic regions.

In developed markets, the Company’s professional solutions were featured at several high profile events including the United States presidential inauguration, the Super Bowl, and the Grammy and Academy Awards. HARMAN also won awards to outfit Sports Authority Field at Mile High Stadium in Denver, and Dodgers Stadium in Los Angeles.

The Company’s focus on the emerging markets continues to yield positive results. HARMAN’s professional solutions were installed in the Indian Institute of Technology in Mumbai and a full HARMAN solution was utilized to provide sound reinforcement at Carnival in Rio de Janeiro.

In China, HARMAN is taking a leading role in the fast growing premium KTV or Karaoke Television market, currently a $500 million market. The Company developed a loudspeaker series that is uniquely designed, built, and priced for China’s KTV market. By swiftly deploying these new products, HARMAN has won a number of installations in various cities in China.

The Company has also been awarded two additional FIFA World Cup stadiums bringing the HARMAN total to six new stadiums in Brazil. The Arena de Amazonia and the Estadio Nacional will be fitted not only with HARMAN’s industry leading audio products, but the stadium installations will also include the Company’s IDX solution, which integrates audio and video.

The Company completed the acquisition of Martin Professional on February 28, 2013. HARMAN now offers a full audio, video and lighting solution for special events and permanent installations.

Other (Corporate)

FY 2013 Key Figures – Other	Three Months Ended March 31				Nine Months Ended March 31
			Increase (Decrease)				Increase (Decrease)
$ millions	3M FY13	3M FY12	Including Currency Changes	Excluding Currency Changes[1]	9M FY13	9M FY12	Including Currency Changes	Excluding Currency Changes[1]
SG&A & Other	28	28	(1%)	(1%)	82	73	13%	13%
Restructuring-related costs and other non- GAAP items	0	(1)			0	(1)
Non-GAAP[1]
SG&A & Other	28	28	(1%)	(1%)	82	73	13%	13%

1	A non-GAAP measure, see reconciliations of non-GAAP measures later in this release.

Other (Corporate) SG&A and Other include compensation, benefit and occupancy costs for corporate employees, new technology innovation, and expenses associated with our corporate brand identity campaign.

HARMAN International Industries, Incorporated

Consolidated Statements of Income

(In thousands, except earnings per share data; unaudited)	Three Months Ended March 31,		Nine Months Ended March 31,
	2013	2012	2013	2012
Net sales	$1,061,772	$1,095,675	$3,115,607	$3,273,307
Cost of sales	792,577	803,045	2,296,372	2,387,496
Gross profit	269,195	292,630	819,235	885,811
Selling, general and administrative expenses	230,933	232,755	633,500	656,681
Sale of Intellectual Property	0	0	0	(301)
Operating income	38,262	59,875	185,735	229,431
Other expenses:
Interest expense, net	1,614	5,394	11,296	14,729
Foreign exchange (gains) losses, net	(1,645)	109	(506)	11,706
Miscellaneous, net	1,174	841	3,783	4,240
Income from operations before taxes	37,119	53,531	171,162	198,756
Income tax expense (benefit), net	2,207	(119,125)	34,206	(81,522)
Equity in loss of unconsolidated subsidiaries	39	0	39	0
Net income	$34,873	$172,656	$136,917	$280,278

Earnings per share:
Basic	$0.50	$2.41	$1.99	$3.93
Diluted	$0.50	$2.38	$1.97	$3.88
Weighted average shares outstanding:
Basic	69,109	71,622	68,932	71,395
Diluted	69,892	72,604	69,676	72,263

HARMAN International Industries, Incorporated

Consolidated Balance Sheets

(In thousands; unaudited)	March 31, 2013	June 30, 2012
ASSETS
Current assets
Cash and cash equivalents	$422,240	$617,356
Short-term investments	10,000	203,014
Receivables, net	719,376	582,835
Inventories	598,608	427,597
Other current assets	321,364	285,443
Total current assets	2,071,588	2,116,245
Property, plant and equipment	418,043	430,234
Goodwill	237,236	180,811
Deferred tax assets, long term	286,430	308,768
Other assets	205,744	133,406
Total assets	$3,219,041	$3,169,464

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$30,403	$395,409
Short-term debt	885	227
Accounts payable	494,131	505,694
Accrued liabilities	405,559	368,002
Accrued warranties	115,830	97,289
Income taxes payable	11,715	15,279
Total current liabilities	1,058,523	1,381,900
Long-term debt	262,566	0
Pension liability	168,947	168,099
Other non-current liabilities	89,056	89,854
Total liabilities	1,579,092	1,639,853
Total equity	1,639,949	1,529,611
Total liabilities and equity	$3,219,041	$3,169,464

HARMAN International Industries, Incorporated

Consolidated Statement of Income

Reconciliation of GAAP to Non-GAAP Results

(In thousands, except earnings per share data; unaudited)	Three Months Ended March 31, 2013
	GAAP	Adjustments	Non-GAAP
Net sales	$1,061,772	$0	$1,061,772
Cost of sales	792,577	(3,659)[a]	788,918
Gross profit	269,195	3,659	272,854
Selling, general and administrative expenses	230,933	(24,328)[b]	206,605
Sale of Intellectual Property	0	0	0
Operating income	38,262	(27,987)	66,249
Other expenses:
Interest expense, net	1,614	0	1,614
Foreign exchange losses, net	(1,645)	0	(1,645)
Miscellaneous, net	1,174	0	1,174
Income from operations before taxes	37,119	27,987	65,106
Income tax expense	2,207	7,676 [c]	9,883
Equity in loss of unconsolidated subsidiaries	39	0	39
Net income	$34,873	$20,311	$55,184

Earnings per share:
Basic	$0.50	$0.29	$0.80
Diluted	$0.50	$0.29	$0.79
Weighted average shares outstanding:
Basic	69,109		69,109
Diluted	69,892		69,892

a)	Restructuring expense in Cost of Sales was $3.7 million due to projects to increase efficiency in manufacturing.
b)	Restructuring expense in SG&A was $24.3 million primarily due to projects to increase efficiency in engineering and administrative functions.
c)	The tax benefits are calculated by multiplying the actual restructuring/non-recurring charge in each individual country by the statutory tax rate within that specific country.

HARMAN International has provided a reconciliation of non-GAAP measures in order to provide the users of these financial statements with a better understanding of our non-recurring charges. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measurements should be considered in addition to, but not as a substitute for, the information contained in our consolidated financial statements prepared in accordance with US GAAP.

HARMAN International Industries, Incorporated

Consolidated Statement of Income

Reconciliation of GAAP to Non-GAAP Results

(In thousands, except earnings per share data; unaudited)	Nine Months Ended March 31, 2013
	GAAP	Adjustments	Non-GAAP
Net sales	$3,115,607	$0	$3,115,607
Cost of sales	2,296,372	(4,654)[a]	2,291,718
Gross profit	819,235	4,654	823,889
Selling, general and administrative expenses	633,500	(11,872)[b]	621,628
Sale of Intellectual Property	0	0	0
Operating income	185,735	16,526	202,261
Other expenses:
Interest expense, net	11,296	(1,128)	10,168
Foreign exchange losses, net	(506)	0	(506)
Miscellaneous, net	3,783	(26)	3,757
Income from operations before taxes	171,162	17,680	188,842
Income tax expense	34,206	3,612 [c]	37,818
Equity in loss of unconsolidated subsidiaries	39	0	39
Net income	$136,917	$14,068	$150,985

Earnings per share:
Basic	$1.99	$0.20	$2.19
Diluted	$1.97	$0.20	$2.17
Weighted average shares outstanding:
Basic	68,932		68,932
Diluted	69,676		69,676

a)	Restructuring expense in Cost of Sales was $4.7 million due to projects to increase efficiency in manufacturing.
b)	Non-recurring income in SG&A was $11.9 million primarily due to projects to increase efficiency in engineering and administrative functions and the release of contingent consideration related to the acquisition of MWM Acoustics.
c)	The tax benefits are calculated by multiplying the actual restructuring/non-recurring charge in each individual country by the statutory tax rate within that specific country.

HARMAN International has provided a reconciliation of non-GAAP measures in order to provide the users of these financial statements with a better understanding of our non-recurring charges. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measurements should be considered in addition to, but not as a substitute for, the information contained in our consolidated financial statements prepared in accordance with US GAAP.

HARMAN International Industries, Incorporated

Consolidated Statement of Income

Reconciliation of GAAP to Non-GAAP Results

(In thousands, except earnings per share data; unaudited)	Three Months Ended March 31, 2012
	GAAP	Adjustments	Non-GAAP
Net sales	$1,095,675	$0	$1,095,675
Cost of sales	803,045	(626)[a]	802,419
Gross profit	292,630	626	293,256
Selling, general and administrative expenses	232,755	(6,882)[b]	225,873
Sale of Intellectual Property	0	0	0
Operating income	59,875	7,508	67,383
Other expenses:
Interest expense, net	5,394	0	5,394
Foreign exchange losses, net	109	0	109
Miscellaneous, net	841	0	841
Income from operations before taxes	53,531	7,508	61,039
Income tax (benefit) expense	(119,125)	126,765 [c]	7,640
Equity in loss of unconsolidated subsidiaries	0	0	0
Net income	$172,656	$(119,257)	$53,399

Earnings per share:
Basic	$2.41	$(1.67)	$0.75
Diluted	$2.38	$(1.64)	$0.74
Weighted average shares outstanding:
Basic	71,622		71,622
Diluted	72,604		72,604

a)	Restructuring expense in Cost of Sales was $0.6 million due to projects to increase efficiency in manufacturing.
b)	Restructuring expense in SG&A was $6.9 million due to projects to increase efficiency in engineering and administrative functions.
c)	The tax benefits are calculated by multiplying the actual restructuring charge in each individual country by the statutory tax rate within that specific country, and include a $124.2 million non-cash benefit related to a reduction in our deferred tax valuation allowance on certain net U.S. deferred tax assets.

HARMAN International has provided a reconciliation of non-GAAP measures in order to provide the users of these financial statements with a better understanding of our non-recurring charges. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measurements should be considered in addition to, but not as a substitute for, the information contained in our consolidated financial statements prepared in accordance with US GAAP.

HARMAN International Industries, Incorporated

Consolidated Statement of Income

Reconciliation of GAAP to Non-GAAP Results

(In thousands, except earnings per share data; unaudited)	Nine Months Ended March 31, 2012
	GAAP	Adjustments	Non-GAAP
Net sales	$3,273,307	$0	$3,273,307
Cost of sales	2,387,496	(2,592)[a]	$2,384,904
Gross profit	885,811	2,592	888,403
Selling, general and administrative expenses	656,681	(7,828)[b]	648,853
Sale of Intellectual Property	(301)	0	(301)
Operating income	229,431	10,420	239,851
Other expenses:
Interest expense, net	14,729	0	14,729
Foreign exchange losses, net	11,706	0	11,706
Miscellaneous, net	4,240	0	4,240
Income from operations before taxes	198,756	10,420	209,176
Income tax (benefit) expense	(81,522)	127,646 [c]	46,124
Net income	$280,278	$(117,226)	$163,052

Earnings per share:
Basic	$3.93	$(1.64)	$2.28
Diluted	$3.88	$(1.62)	$2.26
Weighted average shares outstanding:
Basic	71,395		71,395
Diluted	72,263		72,263

a)	Restructuring expense in Cost of Sales was $2.6 million due to projects to increase efficiency in manufacturing.
b)	Restructuring expense in SG&A was $7.8 million due to projects to increase efficiency in engineering and administrative functions.
c)	The tax benefits are calculated by multiplying the actual restructuring charge in each individual country by the statutory tax rate within that specific country, and include a $124.2 million non-cash benefit related to a reduction in our deferred tax valuation allowance on certain net U.S. deferred tax assets.

HARMAN International has provided a reconciliation of non-GAAP measures in order to provide the users of these financial statements with a better understanding of our non-recurring charges. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measurements should be considered in addition to, but not as a substitute for, the information contained in our consolidated financial statements prepared in accordance with US GAAP.

HARMAN International Industries, Incorporated

Selected Financial Data

Reconciliation of GAAP to Non-GAAP Results

Foreign Currency Translation Impact

(In thousands; unaudited)	Three Months Ended March 31,		Increase (Decrease)
	2013	2012
Net sales – nominal currency	$1,061,772	$1,095,675	(3)%
Effect of foreign currency translation(1)		(329)

Net sales - local currency	1,061,772	1,095,346	(3)%

Gross profit – nominal currency	269,195	292,630	(8)%
Effect of foreign currency translation(1)		(624)

Gross profit – local currency	269,195	292,006	(8)%

SG&A & Other – nominal currency	230,933	232,755	(1)%
Effect of foreign currency translation(1)		(181)

SG&A & Other – local currency	230,933	232,574	(1)%

Operating income – nominal currency	38,262	59,875	(36)%
Effect of foreign currency translation(1)		(443)

Operating income – local currency	38,262	59,432	(36)%

Net income – nominal currency	34,873	172,656	(80)%
Effect of foreign currency translation(1)		(285)
Net income – local currency	34,873	172,371	(80)%

(1)	Impact of restating prior year results at current year foreign exchange rates.

HARMAN International has provided a reconciliation of the non-GAAP measures in the table above to provide the users of the financial statements with a better understanding of the Company’s performance. Because changes in currency exchange rates affect our reported financial results, we show the rates of change both including and excluding the effect of these changes in exchange rates. We encourage readers of our financial statements to evaluate our financial performance excluding the impact of foreign currency translation. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. This measurement should be considered in addition to, but not as a substitute for, the information contained in our consolidated financial statements prepared in accordance with US GAAP.

HARMAN International Industries, Incorporated

Selected Financial Data

Reconciliation of Non-GAAP Results

Foreign Currency Translation Impact

EXCLUDING restructuring and non-recurring charges (In thousands; unaudited)	Three Months Ended March 31,		Increase (Decrease)
	2013	2012
Net sales – nominal currency	$1,061,772	$1,095,675	(3)%
Effect of foreign currency translation(1)		(329)

Net sales – local currency	1,061,772	1,095,346	(3)%

Gross profit - nominal currency	272,854	293,256	(7)%
Effect of foreign currency translation(1)		(634)

Gross profit - local currency	272,854	292,622	(7)%

SG&A & Other – nominal currency	206,605	225,873	(9)%
Effect of foreign currency translation(1)		(195)

SG&A & Other – local currency	206,605	225,678	(9)%

Operating income – nominal currency	66,249	67,383	(2)%
Effect of foreign currency translation(1)		(439)

Operating income – local currency	66,249	66,944	(1)%

Net income – nominal currency	55,184	53,399	3%
Effect of foreign currency translation(1)		(281)
Net income – local currency	55,184	53,118	4%

(1)	Impact of restating prior year results at current year foreign exchange rates.

HARMAN International has provided a reconciliation of the non-GAAP measures in the table above to provide the users of the consolidated financial statements with a better understanding of the Company’s performance. Because changes in currency exchange rates affect our reported financial results, we show the rates of change both including and excluding the effect of these changes in exchange rates. We encourage readers of our financial statements to evaluate our financial performance excluding the impact of foreign currency translation. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. This measurement should be considered in addition to, but not as a substitute for, the information contained in our consolidated financial statements prepared in accordance with US GAAP.

HARMAN International Industries, Incorporated

Selected Financial Data

Reconciliation of GAAP to Non-GAAP Results

Foreign Currency Translation Impact

(In thousands; unaudited)	Nine Months Ended March 31,		Increase (Decrease)
	2013	2012
Net sales – nominal currency	$3,115,607	$3,273,307	(5)%
Effect of foreign currency translation(1)		(100,651)

Net sales - local currency	3,115,607	3,172,656	(2)%

Gross profit – nominal currency	819,235	885,811	(8)%
Effect of foreign currency translation(1)		(26,556)

Gross profit – local currency	819,235	859,255	(5)%

SG&A & Other – nominal currency	633,500	656,380	(4)%
Effect of foreign currency translation(1)		(18,047)

SG&A & Other – local currency	633,500	638,333	(1)%

Operating income – nominal currency	185,735	229,431	(19)%
Effect of foreign currency translation(1)		(8,508)

Operating income – local currency	185,735	220,923	(16)%

Net income – nominal currency	136,917	280,278	(51)%
Effect of foreign currency translation(1)		(6,845)
Net income – local currency	136,917	273,433	(50)%

(1)	Impact of restating prior year results at current year foreign exchange rates.

HARMAN International has provided a reconciliation of the non-GAAP measures in the table above to provide the users of the financial statements with a better understanding of the Company’s performance. Because changes in currency exchange rates affect our reported financial results, we show the rates of change both including and excluding the effect of these changes in exchange rates. We encourage readers of our financial statements to evaluate our financial performance excluding the impact of foreign currency translation. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. This measurement should be considered in addition to, but not as a substitute for, the information contained in our consolidated financial statements prepared in accordance with US GAAP.

HARMAN International Industries, Incorporated

Selected Financial Data

Reconciliation of Non-GAAP Results

Foreign Currency Translation Impact

EXCLUDING restructuring and non-recurring charges (In thousands; unaudited)	Nine Months Ended March 31,		Increase (Decrease)
	2013	2012
Net sales – nominal currency	$3,115,607	$3,273,307	(5)%
Effect of foreign currency translation(1)		(100,651)

Net sales – local currency	3,115,607	3,172,656	(2)%

Gross profit - nominal currency	823,889	888,403	(7)%
Effect of foreign currency translation(1)		(26,561)

Gross profit - local currency	823,889	861,842	(4)%

SG&A & Other – nominal currency	621,628	648,552	(4)%
Effect of foreign currency translation(1)		(18,047)

SG&A & Other – local currency	621,628	630,505	(1)%

Operating income – nominal currency	202,261	239,851	(16)%
Effect of foreign currency translation(1)		(8,515)

Operating income – local currency	202,261	231,336	(13)%

Net income – nominal currency	150,985	163,052	(7)%
Effect of foreign currency translation(1)		(6,851)
Net income – local currency	150,985	156,201	(3)%

(1)	Impact of restating prior year results at current year foreign exchange rates.

HARMAN International has provided a reconciliation of the non-GAAP measures in the table above to provide the users of the consolidated financial statements with a better understanding of the Company’s performance. Because changes in currency exchange rates affect our reported financial results, we show the rates of change both including and excluding the effect of these changes in exchange rates. We encourage readers of our financial statements to evaluate our financial performance excluding the impact of foreign currency translation. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. This measurement should be considered in addition to, but not as a substitute for, the information contained in our consolidated financial statements prepared in accordance with US GAAP.

HARMAN International Industries, Incorporated

Total Liquidity Reconciliation

Total Company Liquidity	March 31, 2013
$ millions
Cash & cash equivalents	$422
Short-term investments	10
Available credit under Revolving Credit Facility	743
Total liquidity	$1,175